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                                                                    EXHIBIT 10.7

                          CHANGE-IN-CONTROL AGREEMENT




Dear _________________:

CommNet Cellular Inc. (the "Corporation") recognizes that your involvement in the operation and management of the Corporation will be instrumental to the growth and success of the Corporation, and your continued employment with the Corporation is very important. As is the case with many publicly held corporations, the possibility of a change in control of the Corporation might exist. If such an event were threatened or were to actually occur, management might be faced with conflicting issues and concerns, some of which might result in harm to the Corporation and its shareholders through the departure or distraction of management personnel.

The Board of Directors of the Corporation (the "Board") has determined that appropriate steps should be taken to enable the members of the Corporation's management, including yourself, to evaluate objectively the issues associated with a change in control and to assure the Corporation of the continued employment of management.

In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you will receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Corporation is terminated subsequent to a "Change in Control of the Corporation" (as defined in Section 2 hereof) under the circumstances described below:

1.   Term of Agreement.  This Agreement will commence on the date hereof and
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     will continue in effect until December 31, 1995; provided, however, that commencing on January 1, 1996 and each January 1 thereafter, the term of this Agreement will automatically be extended for one additional year unless, prior to October 1 of the preceding year, the Corporation gives notice to the Employee that the Agreement will not be
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     extended. In addition, if a Change in Control of the Corporation occurs during the original or extended term of this Agreement, this Agreement will continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of the Corporation occurs.

2.   Change in Control of the Corporation.  No benefits are payable hereunder
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     unless a Change in Control of the Corporation, as set forth below, occurs.
     For purposes of this Agreement, a "Change in Control of the Corporation" will be deemed to have occurred if:

          (i) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities;

          (ii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets; or

          (iii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) there ceases
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          to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

3.   Termination Following a Change in Control of the Corporation.  If any of
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     the events described in Section 2 hereof constituting a Change in Control of the Corporation occurs, you will be entitled to the benefits provided in Subsection 4(d) hereof upon the termination of your employment during the term of this Agreement unless such termination is (i) because of your death, Disability, or Retirement, (ii) by the Corporation for Cause or
     (iii) by you other than for Good Reason.

           (a)  Disability; Retirement.  Disability means a permanent and total
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           disability, within the meaning of the Internal Revenue Code (the
           Code) Section 22(e)(3), as determined by the Board in good faith, upon the receipt of sufficient competent medical advice from one or more individuals, selected by the Board, who are qualified to give professional medical advice. Termination by the Corporation or you of your employment by reason of "Retirement" means termination on or after attainment of age 65.

           (b)  Cause.  Termination by the Corporation of your employment for
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           "Cause" means termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume
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           substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) your conviction of a felony which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

           (c)  Good Reason.  You will be entitled to terminate your employment
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           for Good Reason.  For purposes of this Agreement, "Good Reason"
           means, without your express written consent, the occurrence within 24 months following a Change in Control of the Corporation of any one or more of the following:

              (i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities or any other action of the Company which results in a substantial change in such position, or its authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you;

              (ii) a significant reduction (15% or more) by the Corporation in your base salary level as of the effective date of the Change in Control, or as increased subsequent to such date;

              (iii) the Corporation's requirement that you be based at a location in excess of fifty (50) miles from the location of your principal office at that time;
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              (iv)  the failure by the Corporation to continue in effect, to the extent to which they exist immediately prior to the Change in Control, the Corporation's annual bonus plan, long-term incentive plan, investment plan for employees, or any other of the Corporation's employee benefit plans, policies, practices or arrangements in which you participate or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the date hereof;

              (v) the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

              (vi) any purported termination by the Corporation of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below, and for purposes of this Agreement, no such purported termination will be effective.

         Your right to terminate your employment pursuant to this Subsection will not be affected by your incapacity due to physical or mental illness. Your continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (d)  Notice of Termination.  Any termination by the Corporation for
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         Cause or by you for Good Reason must be communicated by Notice of
         Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied
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         upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e)  Date of Termination.  "Date of Termination" means the date
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         specified in the Notice of Termination where required or in any other case upon ceasing to perform services to the Corporation; provided that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination will be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by a binding and final arbitration award.

4.   Compensation Upon Termination or During Disability.  Following a Change in
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     Control of the Corporation, as defined in Section 2 hereof, upon termination of your employment during the term of this Agreement or during a period of disability during the term of this Agreement you will be entitled to the following benefits:

          (a) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you will continue to receive your base salary at the rate in effect at the commencement of any such period, until your employment is terminated pursuant to Subsection 3(a) hereof. Thereafter, your benefits will be determined in accordance with the Corporation's retirement, insurance, and other applicable programs and plans then in effect.

          (b) If your employment is terminated by the Corporation for Cause, or by you other than for Good Reason, the Corporation will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required
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          hereunder, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation will have no further obligations to you under this Agreement.

          (c) If your employment terminates by reason of your Retirement, or by reason of your death, your benefits will be determined in accordance with the Corporation's insurance and other applicable programs and plans then in effect.

          (d) If your employment by the Corporation is terminated (i) by the Corporation other than for Cause, Retirement, or Disability, or (ii) by you for Good Reason, you will be entitled to the benefits (the "Severance Payments") provided below:

               (A) the Corporation will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder;

               (B) the Corporation will pay as severance benefits to you, no later than the fifteenth day following the Date of Termination (unless as specified in (f) below), a lump sum severance payment equal to 2.99 times the sum of (i) your annual base salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination, and (ii) your actual bonus earned in the year prior to the year in which the termination occurs;

               (C) for a twelve (12) month period after such termination, the Corporation will arrange to provide you at the Corporation's expense with benefits under the Corporation's health and life insurance plans, or benefits substantially
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               similar to the benefits you were receiving immediately prior to the Notice of Termination or date of termination when no notice of termination is required under the named plans; but benefits otherwise receivable by you pursuant to this Subsection (C) will be reduced to the extent comparable benefits are actually received by you during the twelve (12) month period following your termination, and any such benefits actually received by you must be reported to the Corporation;

               (D) in addition to the benefits to which you are entitled under the Investment Plan for Employees of CommNet Cellular, Inc. or any successor plans thereto, the Corporation will credit you with a number of additional years of credited service sufficient to entitle you to 100 percent of all contributions made by the Corporation on your behalf and any income earned on such contributions;

               (E) for a twelve (12) month period after such termination, a continuation at the same benefit level of all other Employee Benefits.

          (e) In the event that you become entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Corporation shall pay to you in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any Excise Tax on the Severance Payment and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 4(e), shall be equal to the Severance Payment.

          (f) The payments provided for in Subsections (d) and (e) above will be made no later than the fifteenth day following the Date of
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          Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation will pay to you on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments and will pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination.

          In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess will constitute a loan by the Corporation to you payable on the fifteenth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (g) The Corporation will also pay to you all legal fees and expenses incurred by you as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

          (h) You will not be required to mitigate the amount of any payment provided for in this Section 4, except as provided in Section 4(d)(C), by seeking other employment or otherwise, nor will the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination.

          (i) In the event the Company enters into bankruptcy proceedings or the Company's independent auditors issue a going concern
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          opinion with respect to the Company's most recent audited financial statements, the Company will have the authority to restrict or terminate any benefits or payments due you upon such terms as the Board, in its sole discretion, deems appropriate.

5.   Successors; Binding Agreements.
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          (a)  The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Date of Termination.

          (b) This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.   Notice.  For the purpose of this Agreement, notices and all other
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     communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by
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     United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement.

7.   Miscellaneous.  No provision of this Agreement may be modified, waived or
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     discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Colorado.

8.   Validity.  The invalidity or unenforceability of any provision of this
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     Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.   Counterparts.  This Agreement may be executed in several counterparts, each
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     of which will be deemed to be an original but all of which together will constitute one and the same instrument.

10.  Arbitration.  Any dispute or controversy arising under or in connection
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     with this Agreement will be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you will be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11.  Effective Date.  This Agreement will become effective as of the date set
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     forth above.  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
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CommNet Cellular, Inc.


By______________________
  Arnold C. Pohs
  President

Agreed to this ___ day
of _________________


________________________